Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
February 18, 2016 at 1:05 PM PST		Nordstrom, Inc.
(206) 303-6503

	MEDIA CONTACT:	Dan Evans
Nordstrom, Inc.
(206) 303-3036
Nordstrom Fourth Quarter and Fiscal 2015 Earnings In-Line with Expectations
Achieved Sales Growth of 7.5% and Comparable Sales Increase of 2.7% for the Year

SEATTLE, Wash. (February 18, 2016) – Nordstrom, Inc. (NYSE: JWN) today reported earnings per diluted share for the fourth quarter ended January 30, 2016 of $1.00, which included asset impairment charges of $0.17 that were not included in the Company's outlook. Fourth quarter net sales increased 5.2 percent and comparable sales increased 1.0 percent, consistent with a comparable sales increase of 0.9 percent in the third quarter.
For fiscal 2015, earnings per diluted share were $3.15. Excluding impairment charges, earnings were in-line with the Company's outlook of $3.30 to $3.40. Fiscal 2015 net sales increased 7.5 percent and comparable sales increased 2.7 percent, in-line with the Company's outlook of 2.5 to 3.0 percent.
During the year, the Company achieved a number of milestones in executing its customer strategy:

•	gained market share in both its full-price and off-price businesses

•	opened its first international flagship store in Vancouver, B.C., the most successful opening in Nordstrom history

•	grew Nordstromrack.com/HauteLook by approximately 50 percent, reaching $0.5 billion or 13 percent of its off-price business

•	opened its third fulfillment center in Elizabethtown, Pennsylvania, located within two-day delivery of approximately half the U.S. population

•	returned $2.4 billion to shareholders through share repurchase and dividends
FOURTH QUARTER SUMMARY

•
Fourth quarter net earnings were $180 million and earnings before interest and taxes (EBIT) were $324 million compared with net earnings of $255 million and EBIT of $465 million for the same quarter last year.

•
Retail EBIT decreased $105 million compared with the same quarter last year. This included impairment charges of $50 million primarily related to its full-line store in San Juan, Puerto Rico, in addition to other retail and technology assets.

•	Credit EBIT decreased $36 million compared with the same quarter last year primarily related to a reduction in net revenue from the revenue-sharing program agreement with TD Bank, N.A. (TD).

•	Total Company net sales of $4.1 billion for the fourth quarter increased 5.2 percent and comparable sales increased 1.0 percent.

•
Full-price net sales, which consist of U.S. full-line stores and Nordstrom.com, increased 0.7 percent and comparable sales increased 0.2 percent. Top-performing merchandise categories included Beauty and Shoes. Coats, younger customer-focused departments, denim and dresses continued to reflect strength in Women's Apparel. The Midwest and West were the top-performing full-price geographic regions.

•	Full-line store net sales decreased 2.5 percent and comparable sales decreased 3.2 percent.

•	Nordstrom.com net sales increased 11 percent.

•
Off-price net sales, which consist of Nordstrom Rack stores and Nordstromrack.com/HauteLook, increased 12 percent and comparable sales increased 3.6 percent. The East was the top-performing off-price geographic region.

•	Nordstrom Rack net sales increased 6.9 percent while comparable sales decreased 3.0 percent.

•	Nordstromrack.com/HauteLook net sales increased 50 percent.

•
Gross profit, as a percentage of net sales, of 34.8 percent decreased 184 basis points compared with the same period in fiscal 2014 primarily due to increased markdowns from lower than planned sales and in response to an elevated promotional environment during the holiday season.

•
Ending inventory growth of 12 percent exceeded net sales growth of 5.2 percent. While the Company made the appropriate adjustments to end the year with overall inventory below plan, it has incorporated the impact of a continued promotional environment in its operating plans.

•
Selling, general and administrative expenses, as a percentage of net sales, of 28.2 percent increased 71 basis points compared with the same period in fiscal 2014 due to asset impairment charges. Excluding these charges, selling, general and administrative expenses, as a percentage of net sales, decreased by approximately 50 basis points.

•
During the quarter, the Company repurchased 12.0 million shares of its common stock for $675 million. A total of $0.8 billion remains under its existing share repurchase board authorization. The actual number, price, manner and timing of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission rules.

FULL YEAR SUMMARY

•	Full year net earnings were $600 million and EBIT were $1.1 billion compared with net earnings of $720 million and EBIT of $1.3 billion in fiscal 2014.

•
Retail EBIT decreased $203 million relative to last year. This included the impact of the Trunk Club acquisition and ongoing entry into Canada, which represented an incremental reduction of $76 million, in addition to impairment charges of $59 million.

•
Credit EBIT decreased $19 million relative to last year due to the sale of the credit card receivables. This reflected a reduction in net revenue from the revenue-sharing program agreement and transactional expenses of $35 million, partially offset by an increase of $64 million related to the reclassification of its receivables.

•	Total Company net sales of $14.1 billion for fiscal 2015 increased 7.5 percent and comparable sales increased 2.7 percent.

•	Full-price net sales increased 2.6 percent and comparable sales increased 2.3 percent.

•	Full-line store net sales decreased 0.6 percent and comparable sales decreased 1.1 percent.

•	Nordstrom.com net sales increased 15 percent.

•	Off-price net sales increased 14 percent and comparable sales increased 4.3 percent.

•	Nordstrom Rack net sales increased 10 percent while comparable sales decreased 1.0 percent.

•	Nordstromrack.com/HauteLook net sales increased 47 percent.

•
Gross profit, as a percentage of net sales, of 35.0 percent decreased 92 basis points compared with fiscal 2014 primarily due to increased markdowns from lower than planned sales and in response to an elevated promotional environment during the second half of the year.

•
Selling, general and administrative expenses, as a percentage of net sales, of 29.6 percent increased 77 basis points compared with fiscal 2014 due to growth initiatives related to Trunk Club and Canada in addition to impairment charges and higher fulfillment costs supporting online growth.

•
The Nordstrom Rewards loyalty program continued to play an important role in reaching new customers and strengthening existing customer relationships. The Company opened over one million new accounts in 2015. With 4.7 million active members, sales from members represented 40 percent of sales.

•
Return on invested capital (ROIC) for the 12 months ended January 30, 2016 was 10.7 percent compared with 12.6 percent in the prior 12-month period. This decrease reflected reduced earnings in addition to increased investments supporting growth initiatives. A reconciliation of this non-GAAP financial measure to the closest GAAP measure is included below.

EXPANSION UPDATE
Nordstrom has announced plans to open the following stores in fiscal 2016, consisting of three new full-line stores, 20 new Nordstrom Rack stores, one full-line store relocation and two Nordstrom Rack store relocations:

Location	Store Name	Square Footage (000's)	Timing

Nordstrom - U.S.
Honolulu, Hawaii[1]	Ala Moana Center	186	March 11
Austin, Texas	The Domain	123	September 30

Nordstrom - Canada
Toronto, Ontario	Toronto Eaton Centre	220	September 16
Toronto, Ontario	Yorkdale Shopping Centre	196	October 21

Nordstrom Rack
Lafayette, Louisiana	Ambassador Town Center	25	March 10
Orem, Utah	University Crossing	30	March 10
Virginia Beach, Virginia	Pembroke Mall	33	March 10
Colorado Springs, Colorado	Chapel Hills East	31	April 28
Folsom, California	Palladio at Broadstone	33	April 28
Tucson, Arizona	Wilmot Plaza	25	April 28
Allentown, Pennsylvania	Hamilton Crossing	35	Fall
Braintree, Massachusetts	The Marketplace at Braintree	35	Fall
Fort Lauderdale, Florida	1600 Commons	36	Fall
Honolulu, Hawaii	Waikiki Trade Center	34	Fall
King of Prussia, Pennsylvania[2]	King of Prussia Town Center	35	Fall
La Jolla, California	The Shops at La Jolla Village	32	Fall
Langhorne, Pennsylvania	Lincoln Plaza	27	Fall
New Orleans, Louisiana	Outlet Collection at Riverwalk	35	Fall
Novi, Michigan	West Oaks	33	Fall
Pittsburgh, Pennsylvania	The Block Northway	40	Fall
Rosemount, Illinois	Fashion Outlets	28	Fall
Sacramento, California[3]	Howe ‘Bout Arden Center	35	Fall
Santa Rosa, California	Coddingtown Mall	31	Fall
Staten Island, New York	Empire Outlets	34	Fall
Tustin, California	The Market Place	33	Fall
Albuquerque, New Mexico	Winrock Town Center	34	TBD
1 Nordstrom plans to relocate its full-line store at Ala Moana Center in Honolulu to another location within the same center.
2 Nordstrom plans to relocate its Rack store at The Overlook at King of Prussia in King of Prussia to the nearby King of Prussia Town Center.
3 Nordstrom plans to relocate its Rack store at Howe ‘Bout Arden Center to another location within the same center.

Number of stores	January 30, 2016	January 31, 2015
Nordstrom full-line – U.S.	118	116
Nordstrom full-line – Canada	3	1
Nordstrom Rack	194	167
Other[1]	8	8
Total	323	292
[1] Other includes our Trunk Club clubhouses, Jeffrey boutiques and our Last Chance store.

Gross square footage	28,610,000	27,061,000

FISCAL YEAR 2016 OUTLOOK
In response to its current sales trends, Nordstrom has made adjustments to its operating plan, which included a reduction in expenses and capital investments. The Company's expectations for fiscal 2016 are as follows:

Net sales increase (percent)	3.5 to 5.5
Comparable sales increase (percent)	0 to 2
Retail EBIT increase (percent)[1]	3 to 10
Credit EBIT	$70 to $80 million
Earnings per diluted share (excluding the impact of any future share repurchase)	$3.10 to $3.35
1 Excluding impairment charges of $59 million in 2015, Retail EBIT is expected to have a decrease of 3 percent to an increase of 3 percent relative to last year.

In the first half of fiscal 2016, the Company expects earnings per diluted share to decrease by approximately 30 percent relative to the same period last year due to the following:

•	the impact of the sale of the credit receivables in October 2015

•	the impact of growth initiatives, including its East coast fulfillment center which opened in August 2015 and new store pre-opening expenses

•	the shift of the Anniversary Sale event from the second quarter in 2015 to the second and third quarters in 2016
CONFERENCE CALL INFORMATION
The Company's senior management will host a conference call to discuss fourth quarter 2015 results and fiscal 2016 outlook at 4:45 p.m. Eastern Standard Time today. To listen to the live call online and view the speakers' prepared remarks, the conference call slides and Performance Summary document, visit the Investor Relations section of the Company's corporate website at http://investor.nordstrom.com. An archived webcast with the speakers' prepared remarks, the conference call slides and Performance Summary document will be available in the Quarterly Earnings section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13628630, until the close of business on February 25, 2016.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 323 stores in 39 states, including 121 full-line stores in the United States, Canada and Puerto Rico; 194 Nordstrom Rack stores; two Jeffrey boutiques; and one clearance store. Nordstrom also serves customers online through Nordstrom.com, Nordstromrack.com and HauteLook. The Company also owns Trunk Club, a personalized clothing service serving customers online at TrunkClub.com and its five clubhouses. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending January 28, 2017, anticipated annual total and comparable sales rates, anticipated new store openings in existing, new and international markets, anticipated Return on Invested Capital and trends in our operations. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: successful execution of our customer strategy, including expansion into new domestic and international markets, acquisitions, investments in our stores and online, our ability to realize the anticipated benefits from growth initiatives and our ability to provide a seamless experience across all channels; timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to manage the investment opportunities in our online business and our ability to manage related organizational changes; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; effective inventory management processes and systems, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach of our systems or those of a third-party provider that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information or compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; our ability to effectively utilize data in strategic planning and decision making; efficient and proper allocation of our capital resources; our ability to realize the expected benefits, respond to potential risks and appropriately manage potential costs associated with the program agreement with TD Bank, N.A.; our ability to safeguard our reputation and maintain our vendor relationships; the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; the effectiveness of planned advertising, marketing and promotional campaigns in the highly competitive retail industry; weather conditions, natural disasters, health hazards, national security or other market disruptions, or the prospects of these events and the resulting impact on consumer spending patterns; our compliance with applicable banking-related laws and regulations, employment laws and regulations, certain international laws and regulations, other laws and regulations applicable to us, including the outcome of claims and litigation and resolution of tax matters, and ethical standards; impact of the current regulatory environment and financial system and health care reforms; compliance with debt covenants, availability and cost of credit, changes in interest rates, and debt repayment patterns, personal bankruptcies; and the timing price, manner and amounts of share repurchases by the Company, if any, or any share issuances by the Company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended January 31, 2015, our Form 10-Q for the fiscal quarters ended May 2, 2015, August 1, 2015 and October 31, 2015, and our Form 10-K for the fiscal year ended January 30, 2016, to be filed with the SEC on or about March 14, 2016, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Year Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Net sales	$4,143	$3,938	$14,095	$13,110
Credit card revenues, net	51	105	342	396
Total revenues	4,194	4,043	14,437	13,506
Cost of sales and related buying and occupancy costs	(2,700)	(2,494)	(9,168)	(8,406)
Selling, general and administrative expenses	(1,170)	(1,084)	(4,168)	(3,777)
Earnings before interest and income taxes	324	465	1,101	1,323
Interest expense, net	(30)	(34)	(125)	(138)
Earnings before income taxes	294	431	976	1,185
Income tax expense	(114)	(176)	(376)	(465)
Net earnings	$180	$255	$600	$720

Earnings per share:
Basic	$1.01	$1.35	$3.22	$3.79
Diluted	$1.00	$1.32	$3.15	$3.72

Weighted-average shares outstanding:
Basic	178.1	189.9	186.3	190.0
Diluted	180.7	194.3	190.1	193.6

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	January 30, 2016	January 31, 2015
Assets
Current assets:
Cash and cash equivalents	$595	$827
Accounts receivable, net	196	2,306
Merchandise inventories	1,945	1,733
Current deferred tax assets, net	—	256
Prepaid expenses and other	278	102
Total current assets	3,014	5,224

Land, buildings and equipment, net	3,735	3,340
Goodwill	435	435
Other assets	514	246
Total assets	$7,698	$9,245

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,324	$1,328
Accrued salaries, wages and related benefits	416	416
Other current liabilities	1,161	1,048
Current portion of long-term debt	10	8
Total current liabilities	2,911	2,800

Long-term debt, net	2,795	3,123
Deferred property incentives, net	540	510
Other liabilities	581	372

Commitments and contingencies

Shareholders' equity:
Common stock, no par value: 1,000 shares authorized; 173.5 and 190.1 shares issued and outstanding	2,539	2,338
(Accumulated deficit) Retained earnings	(1,610)	166
Accumulated other comprehensive loss	(58)	(64)
Total shareholders' equity	871	2,440
Total liabilities and shareholders' equity	$7,698	$9,245

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Year Ended
	January 30, 2016	January 31, 2015
Operating Activities
Net earnings	$600	$720
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	576	508
Amortization of deferred property incentives and other, net	(79)	(76)
Deferred income taxes, net	142	7
Stock-based compensation expense	70	68
Tax benefit from stock-based compensation	15	20
Excess tax benefit from stock-based compensation	(15)	(22)
Bad debt expense	26	41
Change in operating assets and liabilities:
Accounts receivable	(56)	(161)
Proceeds from sale of credit card receivables originated at Nordstrom	1,297	—
Merchandise inventories	(203)	(176)
Prepaid expenses and other assets	(126)	(4)
Accounts payable	(2)	15
Accrued salaries, wages and related benefits	(2)	18
Other current liabilities	50	155
Deferred property incentives	156	110
Other liabilities	2	(3)
Net cash provided by operating activities	2,451	1,220

Investing Activities
Capital expenditures	(1,082)	(861)
Change in credit card receivables originated at third parties	34	(8)
Proceeds from sale of credit card receivables originated at third parties	890	—
Other, net	14	(20)
Net cash used in investing activities	(144)	(889)

Financing Activities
Proceeds from long-term borrowings, net of discounts	16	34
Principal payments on long-term borrowings	(8)	(7)
Defeasance of long-term debt	(339)	—
Increase (decrease) in cash book overdrafts	23	(4)
Cash dividends paid	(1,185)	(251)
Payments for repurchase of common stock	(1,192)	(610)
Proceeds from issuances under stock compensation plans	94	141
Excess tax benefit from stock-based compensation	15	22
Other, net	37	(23)
Net cash used in financing activities	(2,539)	(698)

Net decrease in cash and cash equivalents	(232)	(367)
Cash and cash equivalents at beginning of year	827	1,194
Cash and cash equivalents at end of year	$595	$827

NORDSTROM, INC.
STATEMENTS OF EARNINGS — RETAIL BUSINESS
(unaudited; dollar amounts in millions)
Retail Business
Our Retail Business includes our Nordstrom branded U.S. and Canada full-line stores and Nordstrom.com, Nordstrom Rack stores, Nordstromrack.com/HauteLook, Trunk Club, Jeffrey and our Last Chance clearance store. It also includes unallocated corporate center expenses. The following table summarizes the results of our Retail Business for the quarter and year ended January 30, 2016 compared with the quarter and year ended January 31, 2015:

	Quarter Ended
	January 30, 2016		January 31, 2015
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$4,143	100.0%	$3,938	100.0%
Cost of sales and related buying and occupancy costs	(2,698)	(65.1%)	(2,492)	(63.3%)
Gross profit	1,445	34.9%	1,446	36.7%
Selling, general and administrative expenses	(1,136)	(27.4%)	(1,032)	(26.2%)
Earnings before interest and income taxes	309	7.5%	414	10.5%
Interest expense, net	(30)	(0.7%)	(29)	(0.7%)
Earnings before income taxes	$279	6.7%	$385	9.8%

	Year Ended
	January 30, 2016		January 31, 2015
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$14,095	100.0%	$13,110	100.0%
Cost of sales and related buying and occupancy costs	(9,161)	(65.0%)	(8,401)	(64.1%)
Gross profit	4,934	35.0%	4,709	35.9%
Selling, general and administrative expenses	(4,016)	(28.5%)	(3,588)	(27.4%)
Earnings before interest and income taxes	918	6.5%	1,121	8.6%
Interest expense, net	(112)	(0.8%)	(120)	(0.9%)
Earnings before income taxes	$806	5.7%	$1,001	7.6%
1 Subtotals and totals may not foot due to rounding.
The following table summarizes net sales within our Retail Business:

	Quarter Ended		Year Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Nordstrom full-line stores - U.S.	$2,203	$2,259	$7,633	$7,682
Nordstrom.com	782	705	2,300	1,996
Nordstrom	2,985	2,964	9,933	9,678
Nordstrom Rack	960	899	3,533	3,215
Nordstromrack.com/HauteLook	169	112	532	360
Other retail[1]	127	56	378	116
Total Retail segment	4,241	4,031	14,376	13,369
Corporate/Other	(98)	(93)	(281)	(259)
Total net sales	$4,143	$3,938	$14,095	$13,110
1 Other retail includes Nordstrom Canada full-line stores, Trunk Club and Jeffrey boutiques.

NORDSTROM, INC.
STATEMENTS OF EARNINGS — CREDIT
(unaudited; dollar amounts in millions)
Credit
On October 1, 2015, we completed the sale of a substantial majority of our U.S. Visa and private label credit card portfolio to TD. Prior to the close of the credit card receivable transaction, credit card revenues included finance charges, interchange fees, late fees and other revenue earned through operation of the Nordstrom private label and Nordstrom Visa credit cards. Following the close of the credit card receivable transaction, and pursuant to the program agreement with TD, we receive our portion of ongoing credit card revenue from both the sold and newly generated credit card receivables. Asset amortization and deferred revenue recognition associated with assets and liabilities recorded as part of the transaction are also recorded in credit card revenues, net.
Substantially all of our U.S. Visa and private label receivables were reclassified as "held for sale" during the second quarter of 2015, and resulted in the reversal of the allowance for credit losses on those receivables.
The following tables summarize the results of our Credit segment for the quarter and year ended January 30, 2016 compared with the quarter and year ended January 31, 2015:

	Quarter Ended		Year Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Credit card revenues, net	$51	$105	$342	$396
Credit expenses	(36)	(54)	(159)	(194)
Earnings before interest and income taxes	15	51	183	202
Interest expense	—	(5)	(13)	(18)
Earnings before income taxes	$15	$46	$170	$184

	Quarter Ended		Year Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Allowance at beginning of period	$1	$75	$75	$80
Bad debt expense	—	13	26	41
Write-offs	—	(18)	(49)	(70)
Recoveries	—	5	13	24
Reversal of allowance for credit losses	—	—	(64)	—
Allowance at end of period	$1	$75	$1	$75

Annualized net write-offs as a percentage of average credit card receivables[1]	N/A	2.2%	N/A	2.1%

			January 30, 2016	January 31, 2015
30 days or more delinquent as a percentage of ending credit card receivables[1]			N/A	2.1%
1 Current period information is no longer meaningful given the remaining credit card receivables are insignificant.

NORDSTROM, INC.
RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
We believe ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of our use of capital and believe ROIC is an important component of shareholders' return over the long term. In addition, we incorporate ROIC in our executive incentive compensation measures. For the 12 fiscal months ended January 30, 2016, our ROIC decreased to 10.7% compared with 12.6% for the 12 fiscal months ended January 31, 2015. This decrease reflected reduced earnings in addition to increased investments supporting growth initiatives.
ROIC is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to ROIC is return on assets. The following is a reconciliation of the components of ROIC and return on assets:

	12 Fiscal Months Ended
	January 30, 2016	January 31, 2015
Net earnings	$600	$720
Add: income tax expense	376	465
Add: interest expense	125	139
Earnings before interest and income tax expense	1,101	1,324

Add: rent expense	176	137
Less: estimated depreciation on capitalized operating leases[1]	(94)	(74)
Net operating profit	1,183	1,387

Less: estimated income tax expense[2]	(456)	(544)
Net operating profit after tax	$727	$843

Average total assets[3]	$9,076	$8,860
Less: average non-interest-bearing current liabilities[4]	(2,993)	(2,730)
Less: average deferred property incentives[3]	(548)	(502)
Add: average estimated asset base of capitalized operating leases[5]	1,236	1,058
Average invested capital	$6,771	$6,686

Return on assets	6.6%	8.1%
ROIC	10.7%	12.6%
1 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property. Asset base is calculated as described in footnote 5 below.
2 Based upon our effective tax rate multiplied by the net operating profit for the 12 fiscal months ended January 30, 2016 and January 31, 2015.
3 Based upon the trailing 12-month average.
4 Based upon the trailing 12-month average for accounts payable, accrued salaries, wages and related benefits, and other current liabilities.
5 Based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 1.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
Adjusted Debt to EBITDAR is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal is to manage debt levels to maintain an investment-grade credit rating and operate with an efficient capital structure. In evaluating our debt levels, this measure provides a reflection of our credit worthiness that could impact our credit rating and borrowing costs. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of less than four times. As of January 30, 2016, our Adjusted Debt to EBITDAR was 2.2, compared with 2.1 as of January 31, 2015. This increase was primarily driven by a reduction in earnings before interest and income taxes.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted Debt to EBITDAR is debt to net earnings. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2015[1]	2014[1]
Debt	$2,805	$3,131
Add: estimated capitalized operating lease liability[2]	1,405	1,095
Less: fair value hedge adjustment included in long-term debt	(24)	(36)
Adjusted Debt	$4,186	$4,190

Net earnings	$600	$720
Add: income tax expense	376	465
Add: interest expense, net	125	138
Earnings before interest and income taxes	1,101	1,323

Add: depreciation and amortization expenses	576	508
Add: rent expense	176	137
Add: non-cash acquisition-related charges	9	12
EBITDAR	$1,862	$1,980

Debt to Net Earnings	4.7	4.3
Adjusted Debt to EBITDAR	2.2	2.1
1 The components of Adjusted Debt are as of January 30, 2016 and January 31, 2015, while the components of EBITDAR are for the 12 months ended January 30, 2016 and January 31, 2015.
2 Based upon the estimated lease liability as of the end of the period, calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business. For the year ended January 30, 2016, Free Cash Flow increased to $1,131 compared with $96 for the year ended January 31, 2015.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Year Ended
	January 30, 2016	January 31, 2015
Net cash provided by operating activities	$2,451	$1,220
Less: capital expenditures	(1,082)	(861)
Less: cash dividends paid	(1,185)	(251)
Add: proceeds from sale of credit card receivables originated at third parties	890	—
Add (Less): change in credit card receivables originated at third parties	34	(8)
Add (Less): change in cash book overdrafts	23	(4)
Free Cash Flow	$1,131	$96

Net cash used in investing activities	$(144)	$(889)
Net cash used in financing activities	(2,539)	(698)